Exhibit 10.2

AGREEMENT

FOR PERFORMANCE-BASED RESTRICTED STOCK UNITS

UNDER THE

TIDEWATER INC. AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”) is entered into as of [____________] (the “Date of Grant”) by and between Tidewater Inc., a Delaware corporation (“Tidewater,” and together with its subsidiaries, the “Company”), and [name] (the “Employee”). Capitalized terms used, but not defined, in this Agreement have the respective meanings provided in the Tidewater Inc. Amended and Restated 2021 Stock Incentive Plan (as it may be amended from time to time, the “Plan”).

WHEREAS, the Employee is a key employee of the Company and Tidewater considers it desirable and in its best interests that the Employee be granted an added incentive to advance the interests of Tidewater in the form of restricted stock units payable in shares of common stock of Tidewater, $0.001 par value per share (the “Common Stock”), in accordance with the Plan.

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants contained in this Agreement, it is agreed by and between the parties as follows:

I.
Restricted Stock Units

1.1 Restricted Stock Units.  Effective on the Date of Grant, Tidewater hereby grants to the Employee under the Plan a target number of [XXXXX] performance based restricted stock units (the “PB RSUs”), subject to the terms, conditions, and restrictions set forth in the Plan and this Agreement. Each PB RSU represents the right, subject to the satisfaction of its vesting and other conditions, to receive from zero to two shares of Common Stock, depending on the extent of the Company’s attainment of the performance target specified for the Award in Section 1.3(a). Except as provided in Section 1.4, all of the PB RSUs covered by this Agreement will vest only upon both the Employee’s continued employment and the satisfaction of the performance criteria specified in in Section 1.3(a).

1.2 Award Restrictions.  The PB RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily. The Employee neither has nor will have any rights, including, but not limited to, voting and dividend rights, in the shares of Common Stock underlying the PB RSUs unless and until such shares are issued to the Employee, or as otherwise specifically provided in the Plan or this Agreement.

1.3 Vesting. Except as otherwise provided in Section 1.4, depending on Tidewater’s Relative Total Stockholder Return (as defined below) over the period from January 1, [_____] through December 31, [_____] (the “Performance Period”), and also subject to the Employee’s continued employment through December 31, [_____] (the “Vesting Date”), the PB RSUs granted under this Award will vest and the Employee will be entitled to receive any Earned PB RSUs (defined below), as follows:

(a)         The target number of PB RSUs specified in Section 1.1 is the midpoint of the range of possible RSU payouts to the Employee. The Employee may receive a greater or lesser number of shares of Common Stock than the target number specified in Section 1.1, as few as zero shares or as many as twice the target number of shares, depending on Tidewater’s Relative Total Stockholder Return performance over the Performance Period as follows:

Performance Level	Relative Total Stockholder Return (TSR) Percentile Rank	Payout percentage (% of target PB RSUs)
Maximum	at or above the 90th percentile	200%
Target	60th percentile	100%
Threshold	30th percentile	50%
Below Threshold	below 30th percentile	0%

Payout for performance between threshold and target and between target and maximum will be calculated using straight-line interpolation between the adjacent points. For example, if relative TSR performance is at the 75th percentile, which falls midway between target and maximum performance, the payout percentage will be 150%.

Relative performance notwithstanding, if Tidewater’s absolute TSR over the Performance Period is negative, the payout percentage may not exceed 100%.

(b)	For purposes of the table in Section 1.3(a):

(i)

Tidewater’s “Relative Total Stockholder Return Percentile Rank” means the percentile position of Tidewater’s TSR relative to the distribution of TSRs of all companies in the Peer Group for the Performance Period, determined by ranking Tidewater’s TSR against the Peer Group TSRs from lowest to highest and calculating the corresponding percentile using standard statistical methods. In determining the Relative Total Stockholder Return Percentile Rank, Tidewater and each Peer Group member will be treated equally (unweighted).

(ii)

“Total Stockholder Return” or “TSR” means, for Tidewater and for each member of the Peer Group, the change in value of a share of common stock (or equivalent) during the Performance Period, expressed as a percentage, assuming reinvestment of dividends and distributions made or declared during the Performance Period, as illustrated by the following formula:

TSR = Ending Average Price (increased by any dividends treated as reinvested) – Beginning Average Price
Beginning Average Price

As used above, “Ending Average Price” is equal to the average closing price of the relevant stock during the 20 trading days immediately preceding the last day of the Performance Period, and “Beginning Stock Price” is equal to the average closing price of the relevant stock during the 20 trading days immediately preceding the first day of the Performance Period. The Total Stockholder Return of Tidewater or any member of the Peer Group will be equitably adjusted to reflect any spin-off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of its outstanding shares of common stock. Closing prices and dividend data will be obtained from a nationally recognized market data provider and applied consistently to Tidewater and all Peer Group members. TSRs and Relative Total Stockholder Return Percentile Rank may be rounded to two decimal places for calculation and reporting purposes.

(c)	The “Peer Group” consists of the companies specified in the table below:

Company Name	Symbol
Bristow Group Inc.	VTOL
Core Laboratories Inc.	CLB
Dorian LPG Ltd.	LPG
Innovex International, Inc.	INVX
Expro Group Holdings N.V.	XPRO
Forum Energy Technologies, Inc.	FET
Helix Energy Solutions Group, Inc.	HLX
International Seaways, Inc.	INSW
Kirby Corporation	KEX
Matson, Inc.	MATX
Noble Corporation plc	NE
Oceaneering International, Inc.	OII
Oil States International, Inc.	OIS
Seadrill Limited	SDRL
TETRA Technologies, Inc.	TTI
Transocean Ltd.	RIG
Valaris Limited	VAL

In the Committee’s discretion, a Peer Group member that files for bankruptcy shall not be removed from the Peer Group but shall be placed in the lowest percentile ranking, and any member of the Peer Group whose stock is acquired by another company shall be removed from the Peer Group if it is acquired more than three months before the end of the Performance Period.

(d) Following the end of the Performance Period, the Committee shall determine Tidewater’s Relative Total Stockholder Return Percentile Rank and map that percentile to the payout schedule set forth in Section 1.3(a) in accordance with the terms of this Agreement. The resulting payout percentage will be applied to the target number of PB RSUs to determine the final number of PB RSUs, if any, earned under this Agreement (the “Earned PB RSUs”). The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date”. The Determination Date should take place as soon as administratively feasible after the Vesting Date. The Committee shall have absolute discretion to determine the number of Earned PB RSUs to which the Employee is entitled, if any, including without limitation approving such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of this Agreement. The Committee’s determination shall be final, conclusive and binding on Employee, and Employee shall not have any right or claim with respect to any units other than Earned PB RSUs.

1.4 Effect of Termination of Employment.

(a) Except as otherwise expressly provided in Section 1.4(b) or as otherwise determined by the Committee in its sole discretion, termination of employment will result in forfeiture of all unvested PB RSUs unless such termination is, in effect, a transfer of employment from one entity to another within the Company.

(b) If the Employee’s employment terminates due to his or her death or disability (as determined by the Committee in accordance with Section 409A of the Code), all unvested PB RSUs under this Agreement will immediately vest as of the date of such termination, which shall thereafter be the “Vesting Date” hereunder, and the Performance Period shall be deemed to end on December 31 of the calendar year preceding the calendar year in which the Employee died or incurred such disability. If such death or disability occurs in the first calendar year of the Performance Period, unless the Committee shall determine otherwise, the Employee shall be deemed to have earned the target number of PB RSUs granted hereunder.

II.
Restricted Stock Unit Account and Issuance of Shares Upon Vesting

2.1 Restricted Stock Unit Account.  Tidewater will maintain an account (the “Account”) on its books in the name of the Employee. The Account will reflect the number of unvested PB RSUs awarded to the Employee and any unpaid vested PB RSUs, as such number may be adjusted under the terms of the Plan and this Agreement. The Account will be for recordkeeping purposes only, and no assets or other amounts will be set aside from Tidewater’s general assets with respect to such Account.

2.2 Issuance of Shares of Common Stock.  As soon as practicable following the Determination Date (as soon as administratively feasible after the Vesting Date) or in the case of the Employee’s death or disability, the occurrence of such event, the number of shares of Common Stock to which the Employee is entitled under this Agreement will be transferred to the Employee or his or her nominee from his or her Account via book entry free of restrictions. Upon issuance of such shares, the Employee is free to hold or dispose of such shares, subject to applicable securities laws and any internal Company policy then in effect and applicable to the Employee, such as Tidewater’s Insider Trading Policy and Executive Stock Ownership Guidelines, as may be amended from time to time.

III.
Recovery Right of Tidewater

The PB RSUs granted under this Agreement, and any shares of Common Stock issued in respect thereof, shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Employee and to such compensation including, but not limited to, Tidewater’s Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time, as well as any recoupment provisions required under applicable law. By accepting the grant of PB RSUs under this Agreement, the Employee acknowledges, agrees and consents to the Company’s application, implementation and enforcement of (a) such recoupment policies with respect to all covered compensation received or to be received by the Employee, to the extent applicable, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that Tidewater may take such actions as are necessary to effectuate such recoupment policies (as applicable to the Employee) or applicable law without further consent or action being required by the Employee. For purposes of the foregoing, the Employee expressly and explicitly authorizes (x) Tidewater to issue instructions, on the Employee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Employee’s shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to Tidewater and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Employee. The Employee further agrees to comply with any request or demand for repayment by any subsidiary or affiliate of Tidewater in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

IV.
Withholding and Taxes

4.1 Withholding. At any time that the Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the vesting and payout of the PB RSUs (each such date, a “Tax Date”), the Employee may satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently-owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case, having a value equal to the maximum statutory amount required to be withheld under federal, state, and local law. Further, unless the Employee has previously provided the Company with payment of all applicable withholding taxes, Tidewater will withhold, from the shares of Common Stock to be issued in respect of the PB RSUs, shares with a value equal to the maximum statutory amount required to be withheld. The value of the shares to be withheld will be based on the closing sale price of a share of Common Stock on the Tax Date.

4.2 Section 409A. This Agreement shall be construed and interpreted to be exempt from or to comply with Section 409A of the Code, and any regulations or other guidance promulgated thereunder. Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the PB RSUs granted hereunder.

V.
Restrictive Covenants

5.1 Non-Disclosure of Confidential Information.  The Employee agrees to hold in a fiduciary capacity and for the benefit of the Company all Confidential Information that will have been obtained by the Employee during his or her employment (whether prior to or after the Date of Grant) and will use such Confidential Information solely in the good-faith performance of his or her duties for the Company. During his or her employment and after his or her termination of employment, the Employee agrees (a) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his or her possession. In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee agrees to give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Notwithstanding the foregoing, the Employee understands that nothing contained in this Agreement limits his or her ability: (x) to file a charge or complaint with any federal, state, or local governmental agency or commission (“Government Agencies”); (y) to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, with or without notice to the Company; or (z) to receive an award for information provided to any Government Agency.

5.2 Covenant Not to Compete.  During the Employee’s term of employment and any Non-Compete Period (as defined below), the Employee agrees that he or she will not engage in competitive activities within any jurisdiction, whether in the United States or internationally, in which the Company carries on a like line of business (collectively, the “Restricted Area”), as follows:

(a) The Employee will not, directly or indirectly, for himself or herself or others or in association with any other person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, or otherwise engage or participate in, or allow his or her skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise that is competitive with any business in which the Company is engaged from time to time (the “Business”) within any of the Restricted Area; provided, however, that nothing contained in this Agreement prohibits the Employee from making passive investments as long as the Employee does not beneficially own more than 1% of the equity interests of a publicly traded business enterprise engaged in the Business within any of the Restricted Area. For purposes of this paragraph, “beneficially own” has the same meaning ascribed to that term in Rule 13d-3 promulgated under the 1934 Act.

(b) The Employee will not, directly or indirectly, for himself or herself or others or in association with any other person, solicit any customer of the Business or of the Company, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Company for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously established relationship existing between such customer, supplier, licensee, or business relation and the Company.

(c) In the event that the Employee’s employment ends prior to the third anniversary of the Date of Grant and vesting of any portion of the PB RSUs granted under this Agreement is accelerated, the Employee agrees to continue to abide by the provisions of this Section 5.2 through the earlier to occur of the third anniversary of the Date of Grant or the first anniversary of his or her termination of employment (such period, the “Non-Compete Period”).

(d) Without limiting Section 11, the Employee and Tidewater acknowledge that the Company is a company with extensive worldwide and offshore operations and it is their intent that the non-competition contained in this Section 5.2 be given as broad a geographic effect as is lawful. Accordingly, it is the parties’ intent that this Section 5.2 be given effect throughout the United States and worldwide, to the extent that the Employee would seek to provide prohibited services to a company in competition with the Company in any of the jurisdictions in which it operates. To the extent that a court of relevant jurisdiction determines the geographic scope set forth in this Section 5.2 to be overbroad, the Employee and Tidewater hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the non-competition covenant is enforceable.

5.3 Non-Solicitation.  During the Employee’s term of employment and for two (2) years thereafter (the “Restricted Period”), the Employee agrees that he or she will not, directly or indirectly, for himself or herself or others or in association with any other person, make contact with any of the employees or independent contractors of the Company for the purpose of soliciting such employee or independent contractor for hire, whether as an employee or independent contractor, or for the purpose of inducing such person to leave the employ of the Company or cease providing services to the Company, or otherwise to disrupt the relationship of such person with the Company. In addition, during the Restricted Period, the Employee will not hire, on behalf of himself or herself or any company engaged in the Business, any employee of the Company, whether or not such engagement is solicited by the Employee.

5.4 Injunctive Relief; Other Remedies.  The Employee acknowledges that a breach or threatened breach by the Employee of this Section 5 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Section 5, the Company will be entitled to injunctive relief to prevent or curtail any such breach or threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury. Nothing in this Agreement will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including, without limitation, the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. Nothing contained in this Agreement will be deemed to impair the Employee’s right to indemnification pursuant to (a) Tidewater’s certificate of incorporation or by-laws, (b) any Company insurance policy, (c) any indemnification agreement the Employee may have with the Company, or (d) any policy, plan, or program maintained or sponsored by the Company; provided that Employee expressly acknowledges and agrees that he or she shall not be entitled to indemnification for any Company actions under Section III above.

5.5 Employee’s Understanding of this Section 5.  The Employee acknowledges that the definition of Business, as well as the geographic and temporal scope of the covenants contained in this Section 5 are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Employee, (b) the nature and wide geographic scope of the operations of the Company, and (c) the Employee’s level of control over and contact with the business and operations of the Company.

5.6 Confidential Information.  For purposes of this Section 5, “Confidential Information” means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of the Company, that is not publicly known, whether or not marked confidential, including, without limitation, information relating to any (a) services, projects, or jobs; (b) estimating or bidding procedures; (c) bidding strategies; (d) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries; (e) trade secrets; (f) marketing data, strategies, or techniques; (g) financial reports, budgets, projections, and cost analyses; (h) pricing information, codes, and analyses; (i) employee lists; (j) customer records, customer lists, and customer source lists; (k) confidential filings with any government agency; and (l) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information will not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Employee or breach by any other party of a confidentiality obligation owed to the Company).

VI.
No Contract of Employment Intended

Nothing in this Agreement confers upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

VII.
Binding Effect

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.

VIII.
Amendment, Modification or Termination

The Committee may amend, modify, or terminate any PB RSUs at any time prior to vesting in any manner not inconsistent with the terms of the Plan. Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Employee hereunder without the consent of the Employee.

IX.
Inconsistent Provisions

The PB RSUs granted hereby are subject to the provisions of the Plan, as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with a provision of the Plan, the Plan provision will control. The Employee acknowledges that a copy of the Plan was distributed to the Employee and that the Employee was advised to review such Plan prior to entering into this Agreement. The Employee waives the right to claim that the provisions of the Plan are not binding upon the Employee and the Employee’s heirs, executors, administrators, legal representatives, and successors.

X.
Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

XI.
Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, will at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and Tidewater intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

XII.
Electronic Delivery and Execution of Documents

12.1 The Company may, in its sole discretion, deliver any documents related to the Employee’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Employee’s consent to the terms of an award by electronic means. Such documents may include the plan, any grant notice, this Agreement, the plan prospectus, and any reports of Tidewater provided generally to Tidewater’s stockholders. In addition, the Employee may deliver any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. By accepting the terms of this Agreement, the Employee also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.2 The Employee acknowledges that the Employee has read Section 12.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 12.1. The Employee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company by telephone or in writing.

XIII.
Entire Agreement; Modification

The Plan and this Agreement constitute the entire agreement between the parties with respect to the subject matter contained in this Agreement. This Agreement may not be modified without the approval of the Committee and the Employee, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained in this Agreement made prior to the execution of this Agreement will be void and ineffective for all purposes.

* * * * * * * * * * * * *

By clicking the “Accept” button, the Employee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Employee has reviewed the Plan, this Agreement, and the prospectus in their entirety and fully understands all provisions of this Agreement. The Employee agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

EMPLOYEE ACCEPTANCE

[name]